                           OFFER TO PURCHASE FOR CASH
                        ALL OF THE OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                                       OF

                            BLOCK DRUG COMPANY, INC.
                                       AT

                              $53.00 NET PER SHARE
                                       BY
                              SB ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                             SMITHKLINE BEECHAM PLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
         CITY TIME, ON DECEMBER 13, 2000, UNLESS THE OFFER IS EXTENDED.

     THIS OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 7, 2000 (THE "MERGER AGREEMENT"), AMONG SMITHKLINE BEECHAM PLC ("PARENT"), SB ACQUISITION CORP. ("PURCHASER") AND BLOCK DRUG COMPANY, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES (AS DEFINED HEREIN) AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

     THIS OFFER TO PURCHASE RELATES TO (A) THE OFFER BY PURCHASER TO PURCHASE ALL OF THE OUTSTANDING SHARES OF CLASS A STOCK (AS DEFINED HEREIN), AND (B) THE SEPARATE BUT SIMULTANEOUS OFFER BY PURCHASER TO PURCHASE ALL OF THE OUTSTANDING SHARES OF CLASS B STOCK (AS DEFINED HEREIN). SUCH OFFERS ARE BEING MADE TOGETHER ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO. AS USED HEREIN THE TERM "OFFER" REFERS TO EACH SUCH OFFER SEPARATELY AND, WHERE THE CONTEXT REQUIRES, TO THE OFFERS COLLECTIVELY.
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (A) ALL OF THE SHARES OF CLASS B STOCK AND (B) THAT NUMBER OF SHARES OF CLASS A STOCK AND CLASS B STOCK (TAKEN TOGETHER AS IF A SINGLE CLASS) WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PARENT OR PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTS AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS.
                            ------------------------

                                   IMPORTANT

     Shareholders desiring to tender all or any portion of their shares of Class A common stock, par value $.10 per share, and Class B common stock, par value $.10 per share (the "Class A Stock" and the "Class B Stock," respectively, and collectively, the "Shares"), of the Company should either: (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined herein), or (2) follow the procedures for book-entry tender of Shares set forth in Section 3 or (3) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Shareholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

     A shareholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent (as defined herein) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS
October 19, 2000

Summary Term Sheet..........................................    1
Introduction................................................    5
The Tender Offer............................................    8
   1. Terms of the Offer....................................    8
   2. Acceptance for Payment and Payment for Shares.........   10
   3. Procedure for Tendering Shares........................   11
   4. Withdrawal Rights.....................................   14
   5. Certain United States Federal Income Tax Consequences
     of the Offer...........................................   14
   6. Price Range of Shares; Dividends......................   15
   7. Possible Effects of the Offer on the Market for the
      Shares; Nasdaq/NMS Listing; Margin Regulations and
      Exchange Act Registration.............................   16
   8. Certain Information Concerning the Company............   17
   9. Certain Information Concerning Purchaser and Parent...   19
  10. Background of the Offer; Contacts with the Company....   20
  11. Purpose of the Offer; Plans for the Company; The
     Merger Agreement.......................................   23
  12. Source and Amount of Funds............................   32
  13. Certain Conditions of the Offer.......................   33
  14. Certain Legal Matters.................................   34
  15. Fees and Expenses.....................................   37
  16. Miscellaneous.........................................   37
Schedule A -- Information Concerning Members of the Board of
  Directors and the Executive
Officers of Parent and Purchaser............................   39

                               SUMMARY TERM SHEET

     SB Acquisition Corp., which is referred to in this offer to purchase as "Purchaser," is offering to purchase all of the outstanding shares of Class A common stock, par value $.10 per share, and Class B common stock, par value $.10 per share, of Block Drug Company, Inc., which is referred to in this offer to purchase as the "Company," for $53.00 per share in cash. The following are some of the questions you, as a shareholder of Block Drug Company, Inc., may have and answers to those questions. We urge you to read the remainder of this offer to purchase and the letter of transmittal carefully because the information in this summary is not complete and additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

WHO IS OFFERING TO BUY MY SHARES?

     SB Acquisition Corp. is a New Jersey corporation formed for the purpose of making this tender offer. SB Acquisition Corp. is a wholly-owned subsidiary of SmithKline Beecham plc, a public limited company organized under the laws of England and Wales, which is referred to in this offer to purchase as "Parent." See Section 9 of this offer to purchase -- "Certain Information Concerning Purchaser and Parent."

WHAT SHARES ARE BEING SOUGHT IN THE OFFER?

     SB Acquisition Corp. is offering to purchase all of the outstanding shares of Class A common stock, par value $.10 per share, and Class B common stock, par value $.10 per share, of Block Drug Company, Inc. See "INTRODUCTION" and Section 1 of this offer to purchase -- "Terms of the Offer."

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     SB Acquisition Corp. is offering to pay $53.00 per share, net to you, in cash. See "INTRODUCTION" and Section 1 of the offer to purchase -- "Terms of the Offer."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     SmithKline Beecham plc, the parent of SB Acquisition Corp., will provide SB Acquisition Corp. with sufficient funds from their own resources to acquire all tendered shares and all remaining shares which will be acquired in the merger which is expected to follow the successful completion of the offer. The offer is not conditioned upon any financing arrangements. See Section 12 of this offer to purchase -- "Source and Amount of Funds."

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

     - the offer is being made to purchase all outstanding shares of Class A common stock and Class B common stock solely for cash,

     - the offer is not subject to any financing condition, and

     - if we consummate the offer, we will acquire all remaining shares of Class A common stock not tendered in the offer for the same cash price in the merger.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on December 13, 2000, to decide whether to tender your shares in the offer. See Sections 1 and 3 of this offer to purchase -- "Terms of the Offer" and -- "Procedure for Tendering Shares -- Notice of Guaranteed Delivery."

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Yes. We have agreed with Block Drug Company, Inc. that we may extend the offer in the following circumstances.

     - We may extend the offer to a date no later than June 30, 2001 if, at the time the offer is scheduled to expire (including at the end of any extension) any of the offer conditions, other than the Minimum Tender Condition (as defined in "INTRODUCTION" below) is not satisfied (or waived by us).

     - We also may extend the offer if we are required to do so by the rules of the Securities and Exchange Commission.

     - In addition, we may extend the offer for one or more periods of 10 business days, but no more than an aggregate of 30 business days, if all conditions to the offer, other than the Minimum Tender Condition, are satisfied (or waived by us).

     - Finally, we may extend the offer for a subsequent offering period of at least 3 but no more than 20 business days if all of the conditions to the offer are satisfied (or waived by us) but the number of shares of Class A common stock and Class B common stock validly tendered and not withdrawn is less than 90% of the total number of shares of each of the Class A common stock and Class B common stock.

Also, if Block Drug Company, Inc. requests, we must extend the offer if at the time the offer is scheduled to expire (including at the end of any extension) all conditions to the offer except for the Minimum Tender Condition, the HSR/EC Condition (as defined in "INTRODUCTION" below) or certain other conditions have been satisfied (or waived by us), for 20 business days, following the time the offer is scheduled to expire, but Block Drug Company, Inc. cannot require us to extend the offer to a date that is later than June 30, 2001. See Section 1 of this offer to purchase -- "Terms of the Offer."

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform HSBC Bank USA (which is the depositary for the offer) of that fact and make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the day after the day on which the offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any tendered shares unless the number of tendered shares, when added to the shares then owned by SmithKline Beecham plc, SB Acquisition Corp. and their respective affiliates, equals (i) 100% of the shares of Class B common stock and (ii) at least a majority of the Class A and Class B common stock (taken together as if a single class) of Block Drug Company, Inc., outstanding on a fully diluted basis. However, Parent and Purchaser have also entered into a Voting and Tender Agreement dated as of October 7, 2000 with certain shareholders of the Company who own an aggregate of approximately 52% of the outstanding shares of Class A common stock and 100% of the outstanding shares of Class B common stock. Under the terms of the Voting and Tender Agreement those shareholders have agreed to tender their Shares into the Offer and to vote in favor of the Merger. See Section 11 of this offer to purchase -- "Purpose of the Offer; Plans for the Company; the Merger
Agreement -- The Voting and Tender Agreement." We also are not obligated to purchase any tendered shares unless the HSR/EC Condition (as defined in "INTRODUCTION" below) has been satisfied. The offer is also subject to a number of other conditions. See Section 13 of this offer to purchase -- "Certain Conditions of the Offer."

HOW DO I TENDER MY SHARES?

     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required, to HSBC Bank USA, the depositary for the offer, not later than the time the tender offer expires. If your shares are held in street name, the shares can only be tendered by your nominee through The Depository Trust Company. If you cannot deliver something that is required to the depositary by the expiration of the tender offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary, which is a member of the Securities Transfer Agents Medallion Program or other eligible institution, guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See Section 3 of this offer to purchase -- "Procedure for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw shares at any time until the offer has expired and, if we have not by December 18, 2000 agreed to accept your shares for payment, you can withdraw them at any time after such time until we accept shares for payment. If we decide to provide a subsequent offering period of not less than three but no more than 20 days, we will accept shares tendered during that period immediately and thus you will not be able to withdraw shares tendered in the offer during any subsequent offering period. See Sections 1 and 4 of this offer to purchase -- "Terms of the Offer" and "Withdrawal Rights."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to HSBC Bank USA, the depositary, while you still have the right to withdraw the shares. See Sections 1 and 4 of this offer to purchase -- "Terms of the Offer" and "Withdrawal Rights."

WHAT DOES THE BLOCK DRUG COMPANY, INC. BOARD OF DIRECTORS THINK OF THE OFFER?

     SB Acquisition Corp. is making the offer pursuant to an agreement and plan of merger with Block Drug Company, Inc. The Block Drug Company, Inc. Board of Directors has unanimously approved (with one director absent) the agreement, SB Acquisition Corp.'s tender offer and its proposed merger with Block Drug Company, Inc. The Block Drug Company, Inc. Board has unanimously determined (with one director absent) that the offer and the merger are advisable, fair to, and in the best interests of, Block Drug Company, Inc.'s shareholders and it recommends that shareholders accept the offer and tender their shares. See
Section 10 of this offer to purchase -- "Background of the Offer; Contacts with the Company." Block Drug Company, Inc. has prepared a Solicitation and Recommendation Statement containing additional information regarding its determination and recommendation, which is being sent to shareholders together with this offer to purchase.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED IN THE OFFER?

     If SB Acquisition Corp. purchases in the offer at least the number of shares which, when added to the shares then owned by SmithKline Beecham plc, SB Acquisition Corp. and their respective affiliates, equals (i) 100% of the Class B common stock and (ii) at least a majority of the Class A and Class B common stock (taken together as if a single class) of Block Drug Company, Inc., outstanding on a fully diluted basis, SB Acquisition Corp. will be merged with and into Block Drug Company, Inc. If that merger takes place, SmithKline Beecham plc will own all of the shares of Block Drug Company, Inc. and all other shareholders of Block Drug Company, Inc. will receive the same price paid in the offer, that is, $53.00 per share, net to the seller in cash. See "INTRODUCTION" and Section 11 of this offer to purchase -- "Purpose of the Offer; Plans for the Company; the Merger Agreement -- The Merger Agreement." There are no statutory appraisal rights available in connection with the offer or the subsequent merger. See Section 14 of this offer to purchase -- "Certain Legal
Matters -- Appraisal Rights".

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger takes place, shareholders who do not tender in the offer will receive in the merger the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering shares and not tendering shares is that you will be paid earlier if you tender your shares. In addition, until the merger is consummated or if the merger were not to take place for some reason, the number of shareholders of Block Drug Company, Inc. and the shares of Block Drug Company, Inc. which are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, any public trading market) for the shares. Also, if the requirements for termination are met, as soon as possible after consummation of the offer, Purchaser intends to seek to cause Block Drug Company, Inc. to apply for termination of registration of the shares of Class A common stock with the Securities and Exchange Commission and to delist the Class A common stock from the Nasdaq National Market System. In such event, Block Drug Company, Inc. will no longer make filings with the Securities and Exchange Commission or otherwise be required to comply with the Commission's rules relating to publicly held companies. See Sections 7 and 11 of the offer to purchase -- "Possible Effects of the Offer on Market for the Shares; Nasdaq/NMS Listing; Margin Regulation and Exchange Act Registration" and "Purpose of the Offer; Plans for the Company; the Merger Agreement -- The Merger Agreement." of this offer to purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 6, 2000, the last trading day before SmithKline Beecham plc and Block Drug Company, Inc. announced that they had signed the Merger Agreement, the last sale price of the Class A common stock reported on the Nasdaq National Market System was $50.625 per share. On October 18, 2000, the last trading day before SB Acquisition Corp. commenced its tender offer, the last reported sale price of the Class A common stock was $52.375 per share. We advise you to obtain a recent quotation for shares of Block Drug Company, Inc. in deciding whether to tender your shares. See Section 6 of this offer to purchase -- "Price Range for the Shares; Dividends."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Morrow & Co., Inc. ((800) 566-9061 (toll free)). Morrow & Co. is acting as the information agent for our tender offer. See the back cover of this offer to purchase.

TO THE HOLDERS OF SHARES OF COMMON STOCK
OF BLOCK DRUG COMPANY, INC.:

                                  INTRODUCTION

     SB Acquisition Corp., a New Jersey corporation ("Purchaser") and a wholly-owned subsidiary of SmithKline Beecham plc, a public limited company organized under the laws of England and Wales ("Parent"), hereby offers to purchase all of the outstanding shares of Class A common stock, par value $.10 per share, and Class B common stock, par value $.10 per share (the "Class A Stock" and "Class B Stock," respectively, and together, the "Shares"), of Block Drug Company, Inc., a New Jersey corporation (the "Company"), which are not owned by Parent, Purchaser or their respective affiliates, at $53.00 per Share, net to the seller in cash (the "Share Price"), without interest thereon upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. Purchaser will pay all charges and expenses of HSBC Bank USA (the "Depositary") and Morrow & Co., Inc. (the "Information Agent").

     THE OFFER IS CONDITIONED UPON (i) THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN SECTION 1 BELOW) THAT NUMBER OF SHARES WHICH, TOGETHER WITH ANY SHARES THEN BENEFICIALLY OWNED BY PURCHASER OR PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES, REPRESENTS
(a) 100% OF THE CLASS B STOCK AND (b) AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF CLASS A STOCK AND CLASS B STOCK (TAKEN TOGETHER AS IF A SINGLE CLASS), IN EACH CASE ON A FULLY DILUTED BASIS (THE "MINIMUM TENDER CONDITION"), (ii) THE EXPIRATION OR TERMINATION PRIOR TO THE EXPIRATION DATE OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER, (iii) THE RECEIPT OF ANY REQUIRED APPROVAL UNDER REGULATION 4064/899/EC CONCERNING THE CONTROL OF CONCENTRATIONS BETWEEN UNDERTAKINGS ADOPTED BY THE COUNCIL OF EUROPEAN COMMUNITIES ON DECEMBER 21, 1989, AS AMENDED (THE "EC MERGER REGULATION") AND, IN THE CASE OF EACH OF CLAUSE (ii) OR CLAUSE
(iii), WITHOUT PARENT, PURCHASER OR THE COMPANY BEING SUBJECT TO AN UNDULY BURDENSOME CONDITION (AS DEFINED IN SECTION 14 BELOW) OR THE PURCHASER OR PARENT HAVING TO SUBMIT TO AN UNDULY BURDENSOME COMMITMENT (AS DEFINED IN SECTION 14 BELOW) TO ANY GOVERNMENTAL ENTITY (THE CONDITIONS SET FORTH IN CLAUSE (ii) ABOVE AND CLAUSE (iii) BEING REFERRED TO AS THE "HSR/EC CONDITION"), AND (iv) CERTAIN OTHER CONDITIONS. SEE SECTION 13. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY PURCHASER AND PARENT IF CERTAIN EVENTS OCCUR. SEE SECTION 11.

     THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 13, 2000 UNLESS EXTENDED. SEE SECTIONS 1, 13 AND 14.

     The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 7, 2000, among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the "Merger"). The Merger Agreement is Exhibit 2.1 of the Form 8-K filed by the Company with the Securities and Exchange Commission (the "Commission") on October 10, 2000. On the effective date of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary or affiliate of Parent, Purchaser or the Company), will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the per share price paid pursuant to the Offer (the "Merger Consideration") upon the surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 below. Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger, as the case may be, are described in Section 5 below.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED (WITH ONE DIRECTOR ABSENT) THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Goldman, Sachs & Co. ("Goldman Sachs"), the Company's financial advisor, has delivered to the Board of Directors of the Company a written opinion, dated October 7, 2000, to the effect that, as of that date and based on and subject to the matters described in the opinion, the $53.00 per Share cash consideration to be received in the Offer and the Merger, taken together, by the holders of Shares was fair, from a financial point of view, to such holders (other than Parent and its affiliates). A copy of Goldman Sach's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

     If the Minimum Tender Condition and the other conditions to the Offer are satisfied and the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the approval of the holders of any other Shares, although a shareholder vote may be necessary. However, under the New Jersey Business Corporation Act (the "NJBCA"), if after consummation of the Offer, Purchaser owns at least 90% of the then outstanding shares of Class A Stock and 90% of the then outstanding shares of Class B Stock, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. Alternatively, if after the consummation of the Offer, Purchaser owns less than 90% of the outstanding shares of the Class A Stock but more than 90% of the then outstanding shares of the Class A Stock and the Class B Stock together, Purchaser intends to cause the Board of Directors of the Company, in accordance with the terms of the Class A Stock as set forth in the Company's certificate of incorporation, to elect to convert all outstanding shares of Class A Stock into Class B Stock at a conversion ratio equal to one share of Class B Stock for each share of Class A Stock issued and outstanding. Following such conversion Purchaser will own at least 90% of the outstanding shares of Class B Stock. In such event, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. See Section 11.

     The Offer is conditioned upon, among other things, the Minimum Tender Condition being satisfied, which is more fully described in Section 14 below. The Company has informed Purchaser that, as of September 15, 2000, there were 14,541,582 shares of Class A Stock and 8,671,372 shares of Class B Stock issued and outstanding, and there were 499,325 shares of Class A Stock subject to issuance pursuant to the Company's stock option and incentive plans.

     Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a Voting and Tender Agreement (the "Voting and Tender Agreement") with the shareholders of the Company listed in Schedule I thereto pursuant to which, and subject to the terms and conditions of the Voting and Tender Agreement, such shareholders have agreed promptly (but in no event later than 10 business days) following commencement of the Offer, to tender an aggregate of 7,530,269 shares of Class A Stock and 8,671,372 shares of Class B Stock, constituting approximately 52% of the issued and outstanding shares of Class A Stock and 100% of the issued and outstanding shares of Class B Stock. See Section 11 of this Offer to Purchase -- "Purpose of the Offer; Plans for the Company; the Merger Agreement -- The Voting and Tender Agreement."

     Based on the foregoing, and assuming no additional Shares (or warrants, options or rights exercisable for, or securities convertible into, Shares) have been issued (other than Shares issued pursuant to the stock option and incentive plans referred to above) as of October 19, 2000, Purchaser believes there are approximately 15,040,907 shares of Class A Stock and 8,671,372 shares of Class B Stock outstanding. Accordingly, Purchaser believes that the Minimum Tender Condition would be satisfied if at least approximately 3,184,768 shares of Class A Stock and 8,671,372 shares of Class B Stock are validly tendered prior to the Expiration Date (as defined in Section 1) and not properly withdrawn.

     No statutory appraisal rights are available in connection with the Offer or the Merger.

     On January 18, 2000, Parent announced a merger with Glaxo Wellcome plc, an English public limited company. Upon the consummation of the merger of Parent and Glaxo Wellcome plc, Parent will become a wholly-owned subsidiary of a newly organized holding company, GlaxoSmithKline plc. The Offer and the Merger are not conditioned on the consummation of the merger of Parent and Glaxo Wellcome plc. See Section 9 of this offer to purchase -- "Certain Information Concerning Purchaser and Parent."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on December 13, 2000, unless Purchaser shall have extended the initial period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON (i) SATISFACTION OF THE MINIMUM TENDER CONDITION, (ii) THE SATISFACTION OF THE HSR/EC CONDITION AND (iii) CERTAIN OTHER CONDITIONS. SEE SECTION 13. THE MERGER AGREEMENT AND THE OFFER MAY BE TERMINATED BY PURCHASER AND PARENT IF CERTAIN EVENTS OCCUR. SEE SECTION 11.

     Purchaser reserves the right (but is not obligated), in accordance with applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement described below, to waive any condition to the Offer other than the Minimum Tender Condition. Pursuant to the Merger Agreement, Purchaser has agreed not to waive the Minimum Tender Condition without the consent of the Company. If the Minimum Tender Condition or any condition set forth in Section 14 has not been satisfied by 12:00 Midnight, New York City time, on December 13, 2000 (or any other time then set as the Expiration Date), Purchaser may, subject to the terms of the Merger Agreement (including the requirement that it obtain the Company's consent in connection with a waiver of the Minimum Tender Condition, if applicable), elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended, (2) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders.

     Subject to the limitations set forth in this Offer, the Merger Agreement and described below, Purchaser reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary. There can be no assurance that Purchaser will exercise its right to extend the Offer.

     Pursuant to the Merger Agreement, Purchaser may, without the consent of the Company, (a) extend the Offer to a date no later than June 30, 2001 if at the Expiration Date any of the conditions to the Offer (other than the Minimum Tender Condition) have not been satisfied or waived, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer or for any period required by applicable law, (c) extend the Offer for one or more periods not to exceed 10 business days each (but no more than an aggregate of 30 business days for all such extensions) if all conditions to the Offer other than the Minimum Tender Condition are satisfied or waived; or (d) extend the Offer for one additional period of no less than 3 nor more than 20 business days if all of the conditions to the Offer are satisfied or waived but the number of Shares validly tendered and not withdrawn is less than 90% of the then outstanding number of shares of each of the Class A Stock and the Class B Stock, as long as Purchaser accepts and pays for all securities tendered, as soon as reasonably practical, prior to the date of such extension and otherwise meets the requirements of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in connection with such extension and waives any condition to the consummation of the Merger (other than the condition referred to in subparagraph (c) contained in Section 11 -- Conditions to the Consummation of the Merger) that may fail to be satisfied during such extension. For purposes of the Offer, a "business day" means any day on which commercial banks are open for business in New York, New York other than a Saturday, a Sunday or a day observed as a holiday in New York, New York under the laws of the State of New York or the federal laws of the United States. In addition, under the Merger Agreement, if the Company requests, Purchaser is required to extend the Offer if at the Expiration Date no conditions to the Offer other than the Minimum Tender Condition, the HSR/EC Condition and/or certain other conditions shall excuse performance by Purchaser under the terms of the Merger Agreement until the earlier of (i) 20 business days after such previously scheduled expiration date or (ii) June 30, 2001.

     Purchaser expressly reserves the right at any time and from time to time to modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of the Company, (a) decrease the Merger Consideration,
(b) decrease the number of shares of Class A Stock or Class B Stock sought pursuant to the Offer, (c) change the form of consideration payable in the Offer, (d) impose conditions to the Offer other than the Minimum Tender Condition, the HSR/EC Condition and the other conditions set forth in the Merger Agreement; (e) change the expiration date of the Offer except as required by any rule, regulation, interpretation or position of the Commission applicable to the Offer or as otherwise provided in the Merger Agreement, or (f) otherwise amend or change any term or condition of the Offer in any manner adverse to the holders of shares of Class A Stock or Class B Stock.

     Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, Purchaser expressly reserves the right, at any time and from time to time, in its sole discretion to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions set forth in Section 14, by giving oral or written notice of such delay or termination to the Depositary. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

     Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

     If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including, with the consent of the Company, a waiver of the Minimum Tender Condition), Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, the Offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to shareholders.

     Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, provide a subsequent offering period of from 3 business days to 20 business days in length following the expiration of the Offer on the Expiration Date ("Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer and the purchase of Shares in the Offer, during which shareholders may tender Shares not tendered into the Offer. A Subsequent Offering Period, if one is included, is not an extension of the Offer which already will have been completed. Under the Merger Agreement, Purchaser has the right to provide a Subsequent Offering Period only if all of the conditions to the Offer are satisfied or waived but the number of shares of each of the Class A Stock and the Class B Stock validly tendered and not withdrawn is less than 90% of the then outstanding number of shares of each of the Class A Stock and the Class B Stock.

     During a Subsequent Offering Period, tendering shareholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) Purchaser accepts and promptly pays for all securities tendered during the Offer prior to its expiration, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In a public release, the Commission has expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to shareholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). In the event Purchaser elects to include a Subsequent Offering Period, it will notify shareholders of the Company consistent with the requirements of the Commission.

     PURCHASER DOES NOT CURRENTLY INTEND TO PROVIDE A SUBSEQUENT OFFERING PERIOD, ALTHOUGH IT RESERVES THE RIGHT TO DO SO IN ITS SOLE DISCRETION, SUBJECT TO THE TERMS OF THE MERGER AGREEMENT. IN THE EVENT PURCHASER PROVIDES A SUBSEQUENT OFFERING PERIOD, WITHDRAWAL RIGHTS WILL NOT APPLY TO SHARES TENDERED DURING A SUBSEQUENT OFFERING PERIOD AND WITHDRAWAL RIGHTS WILL NOT APPLY DURING THE SUBSEQUENT OFFERING PERIOD WITH RESPECT TO SHARES TENDERED IN THE OFFER AND ACCEPTED FOR PAYMENT. THE SAME CONSIDERATION, THE SHARE PRICE, WILL BE PAID TO SHAREHOLDERS TENDERING SHARES IN THE OFFER OR IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS PROVIDED.

     The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, purchase and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as reasonably practicable after the Expiration Date. In addition, Purchaser expressly reserves the right, subject to applicable rules of the Commission, to delay acceptance for payment of, or payment for, Shares in order to comply, in whole or in part, with any applicable law. See Sections 1 and 14. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. See Section 3.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     Under the Merger Agreement, Parent and Purchaser may transfer or assign any of their respective rights and obligations to any of their affiliates, but no such transfer or assignment will relieve Parent or Purchaser from its obligations under the Merger Agreement. Purchaser reserves the right to transfer or assign in whole or in part, from time to time, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for the Shares to be tendered and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary which confirmation must include an Agent's Message (as defined below) if the tendering shareholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make a book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." The Letter of Transmittal, and any other documents required therein, must be transmitted to and received by the Depositary at one of the addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Most commercial banks, savings and loans associations and brokerage houses are Eligible Institutions. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment or are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          (a) such tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

          (c) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which The New York Stock Exchange, Inc. (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     Tender Constitutes a Binding Agreement. The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message, in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date on which tendered Shares are accepted for payment under the Offer and the Purchaser is obligated to purchase and pay for the Shares under the Offer. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the shareholders of the Company, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights to the extent permitted under applicable law with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions and any other related documents thereto) will be final and binding.

4. WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 18, 2000.

     For a withdrawal of Shares to be effective, a written facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the recordholder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book Entry Transfer Facility to be credited with the withdrawn Shares. If certificates have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on such certificates must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4.

     In the event Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered during such Subsequent Offering Period or to Shares tendered in the Offer and accepted for payment.

5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER

     The following is a summary of the material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger to the Company's shareholders. This summary does not purport to be a description of all tax consequences that may be relevant to the Company's shareholders, and assumes an understanding of tax rules of general application. It does not address special rules which may apply to the Company's shareholders based on their tax status, individual circumstances or other factors unrelated to the Offer or the Merger. Shareholders are encouraged to consult their own tax advisors regarding the Offer and the Merger.

     The receipt of cash in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes, and may also be taxable under applicable state, local, foreign and other tax laws. For federal income tax purposes, a shareholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the shareholder and will be long-term capital gain or loss if the shareholder's holding period in such Shares for federal income tax purposes is more than one year at the time of the sale or exchange. Long-term capital gain of a non-corporate shareholder is generally subject to a maximum tax rate of 20%. In addition, a shareholder's ability to use capital losses to offset ordinary income is limited.

     Backup Withholding. Under the federal income tax backup withholding rules, unless an exemption applies, Purchaser is required to, and will, withhold 31% of all payments to which a shareholder is entitled pursuant to the Offer, unless such shareholder provides a tax identification number and certifies under penalties of perjury that the number is correct. If a shareholder is an individual, the tax identification number is a social security number. If a shareholder is not an individual, the tax identification number is an employer identification number. Each shareholder should complete and sign the substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. Certain shareholders, including corporations and some foreign individuals, are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a Certificate of Foreign Status on Form W-8BEN attesting to his or her exempt status. Any amounts withheld will be allowed as a credit against the holder's federal income tax liability for that year.

     The foregoing discussion is included for general information purposes and may not apply to shareholders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, or who are not citizens or residents of the United States or who are otherwise subject to special tax treatment. The tax discussion above is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly retroactively. Each shareholder is urged to consult his, her or its own tax advisor with respect to the tax consequences of the Offer and the Merger, including the application and effect of state, local, foreign or other tax laws.

6. PRICE RANGE OF SHARES; DIVIDENDS

     The shares of the Company's Class A Stock are traded on the Nasdaq National Market System ("Nasdaq/NMS") under the symbol "BLOCA." There is no established trading market for the Company's Class B Stock. The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Class A Stock on the Nasdaq/NMS and the amount of cash dividends paid per share, based on public sources:

                                                                                CASH
                                                                              DIVIDENDS
CALENDAR YEAR                                           HIGH(1)    LOW(1)       PAID
-------------                                           -------    -------    ---------
1998:
  First Quarter.......................................  $42.181    $36.997     $ .315(2)
  Second Quarter......................................  $43.359    $34.169     $ .315
  Third Quarter.......................................  $37.939    $30.634     $ .315
  Fourth Quarter......................................  $42.354    $31.341     $.3175
1999:
  First Quarter.......................................  $45.631    $35.437     $.3175(2)
  Second Quarter......................................  $42.719    $33.016     $.3175
  Third Quarter.......................................  $42.594    $33.016     $.3175
  Fourth Quarter......................................  $38.828    $24.438     $  .32
2000:
  First Quarter.......................................  $36.500    $26.500     $  .32(2)
  Second Quarter......................................  $43.188    $25.750     $  .32
  Third Quarter.......................................  $46.000    $38.500        N/A
  Fourth Quarter (through October 18, 2000)...........  $53.125    $42.563        N/A

---------------

(1) Prices have been restated to reflect a 3% stock dividend paid.

(2) In addition, a 3% stock dividend was paid.

     On October 6, 2000, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price per share of Class A Stock on the Nasdaq/NMS was $50.625 per share. On October 18, 2000, the last full trading day prior to the commencement of the Offer, the reported closing price per Share of Class A Stock on the Nasdaq/NMS was $52.375 per share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CLASS A STOCK.

7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES OF CLASS A STOCK; NASDAQ/NMS LISTING; MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION

     Possible Effects of the Offer on the Market for the Shares. The purchase of shares of Class A Stock pursuant to the Offer will reduce the number of shares of Class A Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Class A Stock held by the public.

     Nasdaq/NMS Listing. The shares of Class A Stock are listed on the Nasdaq/NMS. Depending on the aggregate market value and per share price of any shares of Class A Stock not purchased pursuant to the Offer or otherwise, the Class A Stock may no longer meet the criteria of the National Association of Securities Dealers, Inc. (the "NASD") for continued designation for the Nasdaq/NMS. The maintenance of such designation requires that an issuer substantially meet one of two maintenance standards. The issuer must have either
(a) (i) at least 750,000 shares publicly held, (ii) at least 400 shareholders of round lots, (iii) a market value of publicly held shares of at least $5 million,
(iv) a minimum bid price per share of $1, (v) at least two registered and active market makers for its shares and (vi) net tangible assets of at least $4 million or (b) (i) at least 1.1 million publicly held shares, (ii) at least 400 shareholders of round lots, (iii) a market value of publicly held shares of at least $15 million, (iv) (A) a market capitalization of at least $50 million or
(B) total assets and total revenue of at least $50 million each (for the most recently completed fiscal year or two of the last three most recently completed fiscal years), (v) a minimum bid price per share of $5 and (vi) at least four registered and active market makers for its shares. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10 percent of the shares outstanding are not considered as being publicly held for this purpose. As of October 18, 2000, there were approximately 354 holders of record of shares of Class A Stock and, as of such date, there were 14,541,582 shares of Class A Stock issued and outstanding. Under the Voting and Tender Agreement, certain shareholders of the Company have agreed promptly (but in no event later than 10 business days) following the commencement of the Offer to tender an aggregate of 7,530,269 shares of Class A Stock, representing approximately 52% of the issued and outstanding shares of Class A Stock. See Section 11 of this Offer to Purchase -- "Purpose of the Offer; Plans for the Company; the Merger Agreement -- The Voting and Tender Agreement."

     If, as a result of the purchase of shares of Class A Stock pursuant to the Offer or otherwise, the Class A Stock no longer meets the criteria of the NASD for continued inclusion in the Nasdaq/NMS or in any other tier of the Nasdaq Stock Market, the market for the shares of Class A Stock could be adversely affected.

     In the event the shares of Class A Stock no longer meet the criteria of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it is possible that shares of Class A Stock would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of Class A Stock and the availability of such quotations would, however, depend upon the number of shareholders and/or the aggregate market value of the shares of Class A Stock remaining at such time, the interest in maintaining a market in the shares of Class A Stock on the part of securities firms, the possible termination of registration of the Class A Stock under the Exchange Act and other factors.

     Margin Regulation. The shares of Class A Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Class A Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     Exchange Act Registration. The shares of Class A Stock are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the Commission if the outstanding shares of Class A Stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Class A Stock. Termination of registration of the shares of Class A Stock under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing an annual report to shareholders, no longer applicable with respect to the shares of Class A Stock. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Class A Stock under the Exchange Act were terminated, the shares of Class A Stock would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board's list of "margin securities."

     Purchaser intends to seek to cause the Company to apply for termination of registration of the shares of Class A Stock under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the shares of Class A Stock is not terminated prior to the Merger, then such shares will be delisted from all stock exchanges and the registration of such shares under the Exchange Act will be terminated following consummation of the Merger.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a worldwide manufacturer and marketer of denture care products, oral health care products, consumer over-the-counter medicines, health and beauty aids and professional dental products. The Company's principal executive offices are located at 257 Cornelison Avenue, Jersey City, New Jersey, 07302 and the Company's telephone is (201) 434-3000.

     Set forth below is certain summary consolidated financial information for the Company's last three fiscal years, as contained in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2000, and for the three months ended June 30, 1999 and June 30, 2000, as contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

     More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the Commission in the manner set forth below.

                            BLOCK DRUG COMPANY, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                            THREE MONTHS ENDED
                                         FISCAL YEAR ENDED                     (UNAUDITED)
                               --------------------------------------    ------------------------
                               MARCH 31,     MARCH 31,     MARCH 31,      JUNE 30,      JUNE 30,
                                2000(2)       1999(2)         1998          2000          1999
                               ----------    ----------    ----------    ----------    ----------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA AND SELECTED OPERATING DATA)
Net Sales....................  $  864,320    $  821,101    $  863,057    $  208,577(3) $  193,955(3)
Interest, Dividends & Other
  Income.....................  $   29,898    $   27,984    $   25,882    $    6,677    $   11,651
Income from Operations
  Before Income Taxes........  $   75,388    $   67,497    $   69,611    $   20,000    $   18,284
  Income Taxes...............  $   18,629    $   15,875    $   17,819    $    5,400    $    5,137
Income from Operations.......  $   56,759    $   51,622    $   51,792    $   14,600    $   13,147
Weighted Average Number of
  Common Shares
  Outstanding................      23,481(1)     23,538(1)     23,492(1)     23,209(1)     23,568(1)
Earnings Per Share of Common
  Stock (Basic and
  Diluted)...................  $     2.42(1) $     2.19(1) $     2.20(1) $     0.63(1) $     0.56(1)
Cash Dividends Per Share of
  Class A Common.............  $     1.28    $     1.27    $     1.25    $     0.32    $   0.3175
Cash Dividends Per Share of
  Class B Common.............  $    0.444    $    0.441    $    0.435    $  0.11125    $ 0.110625
Stock Dividends Per Share of
  Class A Common.............           3%            3%            3%           --            --
Stock Dividends Per Share of
  Class B Common.............           3%            3%            3%           --            --
Depreciation.................  $   22,660    $   20,852    $   19,651    $    5,989    $    5,590
Working Capital..............  $   83,595    $   82,033    $   39,867    $   85,393    $   66,894
Current Ratio................         1.3           1.3           1.2           1.2           1.2
Total Assets.................  $1,176,931    $1,164,785    $1,087,072    $1,196,845    $1,149,892
Long-Term Notes and Bonds
  Payable....................  $  105,308    $  107,012    $   58,318    $  105,143    $  105,920
Shareholders' Equity.........  $  682,373    $  683,885    $  647,255    $  686,166    $  674,009
Number of Employees..........       3,184         3,251         3,380          3200          3255

---------------
(1) Restated to reflect stock dividends on Class A and Class B Common Stock.

(2) Fiscal 2000 and 1999 income statement numbers reflect credits of $8,577,000 and $12,673,000, respectively, in connection with the manufacturing, restructuring and re-engineering.

(3) Sales are net of coupons, discounts and rebates in accordance with Emerging Issues Task Force Bulletin 00-14. Prior periods have not been restated.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the Commission and other public sources and is qualified in its entirety by reference thereto. Although Parent has no knowledge that would indicate that any statements contained herein taken from or based on such documents and records are untrue, Parent cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the

Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in reports filed with the Commission. Such reports and other information should be available for inspection at the public reference room at the Commission's office 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C., and also should be available for inspection and copying at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet worldwide web site that contains reports and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

     Purchaser is a New Jersey corporation and, to date, has engaged in no activities other than those incident to its formation and the Offer and the Merger. Purchaser is currently a wholly-owned subsidiary of Parent. The principal executive offices of Purchaser are located at One Franklin Plaza, 200 North 16th St., Philadelphia, PA 19102 and Purchaser's telephone number is (215) 751-7633.

     Parent is a public limited company organized under the laws of England and Wales. Parent is dedicated to the discovery, development, manufacture and marketing of pharmaceuticals, vaccines, over-the-counter (OTC) medicines and health-related consumer products. Parent manufactures its products in 30 countries and sells them in most countries throughout the world. Principal markets include the United States, the United Kingdom, Germany, France, Italy, Spain, Japan, India and Australia, which together account for 71% of sales. Parent's principal executive offices are located at New Horizons Court, Brentford, Middlesex TW8 9EP, England, and Parent's telephone number is (011 44) 208-975-2000.

     On January 17, 2000, Parent announced a merger with Glaxo Wellcome plc ("Glaxo"), an English public limited company engaged in the creation and discovery, development, manufacture and marketing of prescription and non-prescription medicines. Pursuant to a scheme of arrangement approved by the shareholders of Parent and the shareholders of Glaxo, upon the completion of the merger both Parent and Glaxo will become wholly-owned subsidiaries of a new holding company, GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales. Completion of the merger remains subject to regulatory approval in the United States and approval by the High Court of Justice of England and Wales. Completion of the Offer and the Merger is not contingent upon completion of the merger of Parent and Glaxo. If the merger of Parent and Glaxo should be completed before completion of the Merger, upon completion of the Merger, the Company will become an indirect wholly-owned subsidiary of GlaxoSmithKline plc

     Except as set forth in this Offer to Purchase, neither Parent nor Purchaser or, to the best of Parent's and Purchaser's knowledge, any of the persons listed in Schedule A hereto (except as indicated in such Schedule) or any associate or majority-owned subsidiary of Parent or Purchaser, beneficially owns or has a right to acquire any securities of the Company or has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint venture, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, or has affected any transaction in the securities of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, since January 1, 1998, neither Parent or Purchaser nor, to the best of Parent's and Purchaser's knowledge, any of the persons listed on Schedule A hereto, has had any business transactions with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998, there have been no material contacts, negotiations or transactions between Parent, Purchaser or any of their affiliates or, to the best of Parent's and Purchaser's knowledge, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company's securities, an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     At a regular meeting of the Company's board of directors (the "Board") held in late 1999, one of the directors suggested that the Company consider engaging an investment banker to advise the Board on how to maximize shareholder value. After a discussion, it was decided at that meeting that the Company was not interested in engaging an investment banker for this purpose or in pursuing a strategic transaction at that time.

     During February, 2000, the issue of engaging an investment banker was raised again. At that time, certain members of Board, including James A. Block, the Company's Chairman, and Thomas R. Block, the Company's President, expressed their view that, because the issue had been raised before and various Board members had expressed an interest, and considering the Board's fiduciary duties, that it was now appropriate to discuss the idea with the Company's legal and financial advisors.

     Upon discussing the idea with the Company's counsel, Fulbright & Jaworski L.L.P. ("Fulbright"), the Chairman and President, who are both also major shareholders of the Company, determined that it was advisable to consider exploring options to maximize shareholder value and to engage in preliminary discussions with an investment bank regarding potential options available to the Company.

     The Chairman contacted a representative of Goldman Sachs to discuss the issue. After consulting with Goldman Sachs and Fulbright and other members of the Board, James A. Block and Thomas R. Block determined that it was an appropriate time to take the next step to investigate options to increase the Company stock's value and to see whether there were alternatives that could be presented to the Board. This determination was made in the belief that the Company's stock price was not indicative of the Company's value and therefore the Board had an obligation to investigate options to increase the value of the stock. Since March, 2000, the Class A Stock was trading in the range of approximately $26.00 to $38.50 per share. Those options included, but were not limited to, the possibility of a sale or merger. The Chairman and President also consulted with Pearl Meyer & Partners, Inc. ("Pearl Meyer"), an employee compensation firm, to determine any employee compensation issues a sale or merger would present. Goldman Sachs and Pearl Meyer were then asked by the Company to make a presentation to the Board at its next scheduled meeting.

     At a meeting of the Board on June 6, 2000 (the "June 6 Meeting"), a representative of Goldman Sachs made a presentation regarding the market position and financial valuation of the Company. The presentation by Goldman Sachs noted, among other things, that the Company had a lack of analyst coverage, low liquidity and was disadvantaged as a "non-tech" business in the small to mid-capitalization sector of the market. Goldman Sachs also presented its preliminary analysis of the various strategic options available to the Company.

     The Chairman presented the Board with a resolution to retain Goldman Sachs to assist the Company in exploring strategic options to increase shareholder value. After discussion and a question and answer period with Goldman Sachs, Fulbright and the Board, the Board unanimously approved Goldman Sachs's retention. The Board then instructed Goldman Sachs to engage in the process of contacting potential bidders for the Company. It was determined at the June 6 Meeting that, because of the large number of people who would need to prepare the necessary materials, it was prudent to publicly announce the Board's decision. A public announcement was made on June 6, 2000, announcing that the Company had retained Goldman Sachs to assist the Company in exploring its strategic alternatives.

     Also at the June 6 Meeting, the Board discussed the implications of a sale or merger with respect to employee compensation. Ms. Pearl Meyer, President of Pearl Meyer, presented her firm's findings and recommendations regarding employee compensation issues, employee retention issues and appropriate stay bonuses, amended employment agreements, change in control agreements and incentive bonuses, should the Company engage in a merger or sale transaction. The Chairman presented the Board with a resolution to retain Pearl Meyer to work with the Company in its process of exploring strategic options and to adopt her recommendations with respect to certain amended and restated employment agreements, change in control agreements and employee agreements, which was unanimously carried, with all employee Directors abstaining, subject to resolution of certain accounting issues.

     After the June 6 Meeting, Goldman Sachs engaged in the process of contacting potential bidders for the Company. Goldman Sachs identified and contacted 36 potential strategic bidders and 26 potential financial bidders.

     In the process of these communications, Goldman Sachs required all potential bidders to sign confidentiality agreements with respect to communications and information about the Company obtained during this process. From July 7, 2000 through August 2, 2000, the Company entered into 31 confidentiality agreements with potential bidders. By August 11, 2000, Goldman Sachs received four indications of interest from strategic bidders and five indications of interest from financial bidders.

     On August 11, 2000, the Board held a special meeting (the "August 11 Meeting") to review the preliminary indications of interest that Goldman Sachs received and to consider moving forward with the process of exploring a sale or merger of the Company.

     Mary Tanner, a member of the Board, recused herself from this meeting and any related discussions going forward because of a family relationship with a senior executive at an investment bank representing one of the bidders. At the August 11 Meeting, the Board also noted that Mr. Leonard N. Block, the Company's Senior Chairman of the Board, had retired from his position as a member of the Board.

     At the August 11 Meeting, Goldman Sachs reviewed with the Board each initial indication of interest including any conditions attached thereto and any financing contingencies associated with the bidders. The Board discussed each indication of interest with Goldman Sachs and Fulbright. The Chairman presented the Board with a resolution to further explore such indications of interest, which was unanimously carried, with Ms. Tanner being absent.

     Also at the August 11 Meeting, the Board discussed the implications of a merger or sale transaction on the Company's employees and executive officers. The Chairman then presented the Board with a resolution to ratify the compensation arrangements approved at the June 6 meeting which were unanimously ratified after concluding that none of the indications of interest requested a transaction that would qualify as "pooling of interest" which could complicate certain of the compensation arrangements.

     Goldman Sachs explained to the Board that based upon its decision to further explore the possible sale or merger of the Company, Goldman Sachs would work with the Company's management to coordinate management presentations for prospective bidders, to organize the Company's due diligence and each bidder's review thereof and to facilitate tours for each bidder to the Company's plants, in addition to scheduling time with the Company's management to answer any bidder questions regarding the business.

     Between August 21, 2000 and September 21, 2000, the Company engaged in management presentations with various bidders. Also, during this period bidders were provided with a minimum of two days in the Company's data room to review due diligence materials. Bidders were also given the opportunity to meet with members of the Company's management to discuss any questions.

     Between September 18, 2000 and September 21, 2000, each bidder was sent a draft of a form of merger agreement prepared by Fulbright. On September 26, 2000, each bidder received copies of the Company's disclosure schedules. The bidders were instructed to send their final bid, including any comments to the draft merger agreement, to Goldman Sachs no later than noon on October 3, 2000.

     The Company received final bids on October 3, 2000.

     On October 4, 2000, members of the Company's management and representatives of Fulbright and Goldman Sachs met at Fulbright's offices to discuss the final bids and to determine next steps in negotiating a final agreement. At the meeting, the Company's management determined that Parent's and Purchaser's bid was superior to the other final bids. Purchaser submitted an all cash bid equal to $53.00 per share and included comments to the draft form of merger agreement. The Company's management then determined to expedite negotiations with Purchaser at that time.

     On October 5, 2000, Fulbright redrafted the form of merger agreement to respond to Purchaser's initial comments. These comments included a proposed $50 million break-up fee, in addition to up to $10 million in expenses, should the Company receive a superior proposal and terminate the transaction after signing the merger agreement.

     In addition, Purchaser's comments required that certain shareholders of the Company, including all holders of the Class B Stock and a majority of the holders of the Class A Stock, enter into a voting and tender agreement that requires such shareholders to tender their shares, even if the merger agreement were terminated by the Company.

     Fulbright sent Purchaser a revised form of merger agreement early on October 5, 2000 in preparation for an afternoon meeting with the parties to negotiate the terms of a final agreement.

     On the afternoon of October 6, 2000, the lawyers for the Company, Parent and Purchaser, as well as representatives from Goldman Sachs and Lehman Brothers, Inc. ("Lehman Brothers"), Purchaser's investment bankers, met at Fulbright's offices to review the major issues and report back to their respective clients. Purchaser expressed its requirement that 100% of the Class B Stock and at least a majority of the Class A Stock sign the voting and tender agreement.

     Fulbright then met with members of the Company's management to discuss the status of negotiations. It was communicated by Purchaser's counsel, Cleary, Gottlieb, Steen & Hamilton and Purchaser's investment bankers, Lehman Brothers, that Purchaser would not commit to a transaction with the Company unless it received a voting and tender agreement that covered 100% of the Class B Stock and at least a majority of the Class A Stock and that such agreement remain in effect, at least until June 30, 2001, even if the Company terminated the merger agreement prior to Closing.

     After discussing the issue with representatives of Fulbright and Goldman Sachs, the Company's management determined to proceed with the negotiations with Purchaser. Goldman Sachs noted that it had contacted what it believed to be all likely potential bidders, having contacted 36 potential strategic bidders and 26 potential financial bidders. Goldman Sachs further noted that it did not receive a bid superior to Purchaser's bid.

     The Chairman, after consulting with representatives of Fulbright and Goldman Sachs, determined that without agreeing to Purchaser's condition regarding the voting and tender agreement, the transaction might not be consummated. Moreover, there were no superior bids for the Company and therefore, the Company's management indicated to Purchaser that it would agree to the terms of the voting and tender agreement, subject to Purchaser accepting the Company's terms with respect to Purchaser's obligation to comply with any antitrust conditions that were not unduly burdensome and reduce its termination fee to $25 million with a maximum of $5 million in expenses. In addition, the Company required that Purchaser only be able to terminate the merger agreement in the event that there was a material adverse effect on the Company's business, which was not related to the announcement or pendency of the transactions contemplated by the merger agreement. The Company's management also decided at this time to call members of the Board to be prepared to discuss the terms of the Merger and vote on the afternoon of October 7, 2000.

     At 3:00 p.m. on October 7, 2000, the Board, absent Ms. Tanner, met at Fulbright's offices to review with representatives of Fulbright and Goldman Sachs the terms of the merger agreement and the voting and tender agreement. Fulbright reviewed the terms of the merger agreement with the Board. Specifically discussed were the requirements for effecting a tender offer, the regulatory approvals required to consummate the transactions (and the risks and timing associated therewith), how the merger would be effected and the minimum conditions required in order for Purchaser to close the transaction.

     Goldman Sachs then reviewed the bidding process which it believed had resulted in a strong bid for the Company. Additionally, Goldman Sachs provided each Board member with a written presentation outlining a comparative financial analysis of each final bid and reviewed this with the Board.

     Goldman Sachs then delivered its oral opinion to the Board, that, as of such date, the consideration to be paid by the Purchaser to the holders of the Shares in the Offer and the Merger was fair from a financial point of view to the holders of the Shares. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion, dated October 7, 2000, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion.

     After the Board had an opportunity to ask questions, the Chairman presented a resolution to enter into the Merger Agreement. The Board determined, with Ms. Tanner absent, that the terms of the Offer and the Merger were advisable, fair and in the best interests of the shareholders of the Company, approved the Offer, the Merger, the Merger Agreement, the Voting and Tender Agreement and the other transactions contemplated thereby, and determined to recommend that the Company's shareholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

     After receiving Board approval, the Company entered into the Merger Agreement and Voting and Tender Agreement with Purchaser.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT

     Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all of the capital stock of the Company not purchased pursuant to the Offer or otherwise. If the Minimum Tender Condition and the other conditions to the Offer are satisfied or waived by Purchaser and if the Offer is consummated, Purchaser will own a sufficient number of Shares to ensure that the Merger will be approved without the approval of the holders of any other Shares, although a shareholder vote may be necessary. If, however, after consummation of the Offer, Purchaser owns at least 90% of the then outstanding shares of the Class A Stock and 90% of the then outstanding shares of the Class B Stock, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders. Alternatively, if after the consummation of the Offer, Purchaser owns less than 90% of the then outstanding shares of the Class A Stock but more than 90% of the then outstanding shares of the Class A Stock and the Class B Stock together, Purchaser intends to cause the Board of Directors of the Company, in accordance with the terms of the Class A Stock as set forth in the Company's certificate of incorporation, to elect to convert all outstanding shares of Class A Stock into Class B Stock at a conversion ratio equal to one share of Class B Stock for each share of Class A Stock issued and outstanding. Following such conversion, Purchaser will own at least 90% of the then outstanding shares of Class B Stock. In such event, Purchaser will be able to cause the Merger to occur without a vote of the Company's shareholders.

     Plans for the Company. In connection with the Offer, Parent and Purchaser have reviewed, and will continue to review, various possible business strategies that they might consider in the event that Purchaser acquires control of the Company, whether pursuant to the Offer, the Merger or otherwise. Such strategies could include, among other things, changes in the Company's business, corporate structure, capitalization or management.

  The Merger Agreement.

     The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and copies or forms of which have been filed with the Commission as exhibits to the Tender Offer Statement on

Schedule TO to which this Offer to Purchase is an exhibit (the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8. Defined terms used herein and not defined herein have the meanings assigned to those terms in the Merger Agreement.

     The Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described in Section 13 (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or prior to the Expiration Date.

     Directors. Pursuant to the Merger Agreement, promptly after Purchaser has purchased a number of Shares that satisfies the Minimum Tender Condition, and from time to time thereafter, Purchaser shall be entitled to designate for election as directors of the Company a number of directors, equal to the next whole number, greater than the product of (i) the total number of directors of the Company constituting the whole Board of Directors (giving effect to any increase in the number of directors in order to comply with this provision of the Merger Agreement) and (ii) the percentage that the voting power of Shares beneficially owned by Parent and Purchaser (including Shares paid for pursuant to the Offer, upon such acceptance for payment), bears to the total voting power of Shares outstanding. The Merger Agreement provides that the Company will take all action within its power to cause such Purchaser designees to be elected or appointed to its Board of Directors, including, increasing the size of the Board of Directors of the Company and seeking and accepting the resignations of incumbent directors (except that there must be no fewer than two Continuing Directors (as defined below) until the time the Merger becomes effective (the "Effective Time")). Following the election or appointment of Purchaser designees and prior to the Effective Time, if any of the directors of the Company then in office is a director of the Company on the date of the Merger Agreement and is not otherwise an affiliate of Parent (the "Continuing Director"), any amendment or termination of the Merger Agreement, any extension of time for the performance of any obligation or action of Parent or Purchaser under the Merger Agreement and any waiver of compliance with, or enforcement of, any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company, and any material transaction with Parent, Purchaser or any affiliate thereof will require the affirmative vote of the Continuing Directors.

     In addition, after Purchaser has purchased a number of Shares that satisfies the Minimum Tender Condition, and from time to time thereafter, the Company has agreed, if requested by Parent or Purchaser, to use its reasonable best efforts to cause individual directors designated by Purchaser to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Board of Directors of the Company other than any such committee established to take action under the Merger Agreement and (ii) each board of directors of each Subsidiary of the Company, and each committee thereof, that represents the same percentage as Purchaser's designees represent on the Board of Directors of the Company.

     The Merger. The Merger Agreement provides that, at the Effective Time and upon the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into the Company and the Company will be the surviving corporation. Parent and Purchaser have agreed in the Merger Agreement to use their reasonable best efforts to cause the Effective Time to occur as soon as practicable after (i) the Company Shareholder Meeting (as defined below) or (ii) the purchase by Purchaser pursuant to the Offer of 90% or more of the outstanding shares of both the Class A Stock and the Class B Stock.

     The Company has agreed pursuant to the Merger Agreement that, if required by applicable law to consummate the Merger, it will (i) hold a meeting of its shareholders (the "Company Shareholder Meeting") as soon as practicable following the date on which Purchaser completes the purchase of the Shares pursuant to the Offer (the "Offer Completion Date") for the purpose of voting on the approval and adoption of the Merger Agreement and the Merger. At the Company Shareholder Meeting, Parent has agreed to cause all of the Shares than actually or beneficially owned by Parent, Purchaser or any of their Subsidiaries to be voted in favor of the Merger. However, if Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding shares of the Class A Stock and 90% of the outstanding shares of Class B Stock, the Company, Parent and Purchaser will, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Company Shareholder Meeting in accordance with the NJBCA.

     The Company has agreed pursuant to the Merger Agreement that, if required and at Parent's request, it will prepare and file a preliminary proxy statement (a "Proxy Statement") with the Commission and will use its reasonable best efforts to respond to any comments of the Commission or its staff and to cause a definitive Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the Commission staff.

     Charter, Bylaws, Directors and Officers. The certificate of incorporation of the Company at the Effective Time will be the certificate of incorporation of the surviving corporation amended and restated pursuant to the certificate of merger. The bylaws of the Company at the Effective Time will be the bylaws of the surviving corporation, amended and restated to be identical to those of Purchaser.

     The directors of Purchaser at the Effective Time will be the initial directors of the surviving corporation, and the officers of the Company at the Effective Time will be the initial officers of the surviving corporation. The Company has agreed pursuant to the Merger Agreement to cause any officers of the Company designated by Parent or Purchaser to be removed at the Effective Time.

     Conversion of Shares.  At the Effective Time:

          (i) each share of Class A Stock and each share of Class B Stock outstanding immediately prior to the Effective Time (other than those described in clause (ii) below) shall be converted into the right to receive from the surviving corporation, in cash, without interest, upon the surrender of the certificate representing such Shares, an amount equal to the price per Share paid in the Offer (the "Merger Consideration");

          (ii) each share of common stock of Purchaser outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the surviving corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the surviving corporation; and

          (iii) each Share that is owned by the Company as treasury shares and all Shares that are owned, directly or indirectly, by Parent or Purchaser or any of their respective Subsidiaries will be canceled and will cease to exist and will not be entitled to receive or be converted into the right to receive the Merger Consideration or any other consideration.

     At the Effective Time, holders of Shares shall cease to be, and shall have no voting or other rights as, shareholders of the Company, other than to receive the Merger Consideration and any dividend or other distribution with respect to the Shares with a record date occurring prior to the Effective Time. From and after the Effective Time, there will be no transfers on the stock transfer records of the Company of any Shares that were outstanding immediately prior to the Effective Time.

     The Company has agreed pursuant to the Merger Agreement to take all actions necessary to provide that, immediately prior to the Effective Time, each then outstanding option to purchase Class A Stock under any stock option plan or arrangement of the Company (a "Company Stock Option"), will be fully vested, whether or not vested or exercisable, and after such vesting will be cancelled. In consideration of such cancellation, the Company will make a cash payment to the holder of each Company Stock Option at or promptly after the Effective Time in an amount equal to the product of (i) the excess, if any, of the Merger Consideration per share of Class A Stock over the exercise price per Share of Class A Stock under such Company Stock Option, and (ii) the number of shares of Class A Stock covered by such Company Stock Option (to the extent not previously terminated). Payments made in cancellation of Company Stock Options will be subject to applicable tax withholding requirements and will be in full satisfaction of all of the Company's liabilities and obligations under any stock option plan or arrangement of the Company and the Company Stock Options. The Company also has agreed to take such actions as may be necessary to provide that, immediately prior to the Effective Time, the accounts of all participants in the Company's Special Stock Unit Plan will be fully vested and cashed out in full satisfaction of all of the Company's liabilities and obligations under such plan and in respect of such awards. In addition, the Company has agreed to take all such actions as may be necessary to provide that, immediately prior to the Effective Time, all Extraordinary Deferred Compensation Agreements specified in the Merger Agreement will be fully vested and cashed out.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, no conflict, public filings, financial statements, information to be included in the Offer Documents and the Proxy Statement, absence of any material adverse effect on the Company, litigation, compliance with laws, tax matters, employee benefit plans, environmental matters, intellectual property, products liability, real property, insurance, material contracts, employment matters, finders' fees, fairness opinion and the vote required by the Company shareholders to approve the Merger. Each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other matters, its organization and qualification, authority, consents and approvals, no conflict, information to be included in the Offer Documents and the Proxy Statement, litigation and financial capability.

     Covenants. The Merger Agreement obligates the Company and its Subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their businesses in the ordinary course consistent with past practice and obligates the Company and its Subsidiaries to use reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their officers and employees. The Merger Agreement also contains specific restrictive covenants as to certain activities of the Company from the date of the Merger Agreement until the Effective Time, which provide that the Company will not (and will not permit any of its Subsidiaries to) take certain actions without the prior written consent of Parent, including, among other things and subject to certain exceptions, the making of dividends and other distributions on its capital stock, changing its capital structure, repurchasing or redeeming its capital stock, issuing or selling its securities, acquiring any company or purchasing any material assets, disposing of any material assets, making capital expenditures, incurring any indebtedness, adopting any new benefit plans or increasing compensation, entering into new employment contracts, settling any litigation, entering into or terminating certain distribution contracts, entering into or terminating any material lease or contract, canceling any material insurance policies or taking any action that would materially impair the ability of the Company, Parent or Purchaser to consummate the Offer or the Merger or materially delay such consummation.

     In addition, the Company, Parent and Purchaser have agreed to not, and to not permit their Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of their representations and warranties in the Merger Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties that are not so qualified becoming untrue so as to have, individually or in the aggregate, a Material Adverse Effect (as defined below) or (iii) except as otherwise permitted by the Merger Agreement, any of the conditions to the Offer or to the Merger not being satisfied. Under the Merger Agreement, "Material Adverse Effect" means, with respect to any Person, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or which would prevent or materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement, except for certain circumstances or events specifically set forth in the Merger Agreement.

     No Solicitation. In the Merger Agreement, the Company has agreed not to, and to not permit any of its Subsidiaries to, and to use its best efforts to ensure that its officers, directors or employees or any investment bankers, consultants or other agents retained by it or any of its Subsidiaries do not, solicit, initiate, encourage the submission of any Acquisition Proposal (as defined below) or engage in discussions or negotiations or furnish to any person any information with respect to an Acquisition Proposal or knowingly facilitate any effort or attempt to make an Acquisition Proposal. Under the Merger Agreement, "Acquisition Proposal" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, securities representing more than 51% of the voting power of the company, or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than the Offer and the Merger contemplated by the Merger Agreement.

     Notwithstanding the foregoing and subject to the Company notifying Parent and Purchaser to that effect and to the prior execution by such Person or group of a confidentiality agreement substantially in the form of the confidentiality agreement dated July 7, 2000 between the Company and Parent, the Company may furnish information to or enter into discussions or negotiations with any Person that has made an unsolicited Acquisition Proposal in respect of which a majority of the Board of Directors of the Company has reasonably determined in good faith that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal (as defined below) and, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties under applicable law. Under the Merger Agreement, "Superior Proposal" means any bona fide written Acquisition Proposal which (i) the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal) is more favorable to the Company's shareholders (in their capacities as shareholders) from a financial point of view than the Offer and Merger; and (ii) any conditions to such Acquisition Proposal are reasonably capable of being satisfied promptly, including a conclusion that financing for such Acquisition Proposal, to the extent required, is then committed or is in the good faith judgment of the Board of Directors of the Company, reasonably available to the Person making such Acquisition Proposal.

     The Merger Agreement also requires the Company to notify Parent, orally and in writing, within 48 hours of receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the knowledge of the Company, is making or considering making or who has made an Acquisition Proposal. The Company must also provide Parent with the terms and conditions of any such Acquisition Proposal or request.

     The Merger Agreement provides that, except as provided below, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, or take any action not explicitly permitted by the Merger Agreement that would be inconsistent with its approval of the Offer and the Merger, (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal. However, the Board of Directors is permitted (i) not to recommend to its shareholders acceptance of the Offer and/or approval and adoption of the Merger Agreement and the Merger, (ii) to withdraw, or modify in any manner adverse to Parent, its recommendation to its shareholders to accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger, (iii) approve or recommend any Superior Proposal or (iv) terminate the Merger Agreement and enter into an agreement with respect to such Superior Proposal, but only if (A) the Company has complied with the terms of the Merger Agreement, (B) the Company has received an Acquisition Proposal which the Board of Directors determined in good faith constitutes a Superior Proposal, (C) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action could reasonably be deemed to be inconsistent with its fiduciary duties under applicable law, and (D) no such action is taken earlier than the third full business day following Parent's receipt of written notice of the intention of the Company's Board of Directors to do so.

     Indemnification; Directors' and Officers' Insurance. In the Merger Agreement, Parent and Purchaser have agreed that all rights to indemnification existing in favor of the present or former directors, officers and employees of the Company or any of its Subsidiaries as provided in the Company's Certificate of

Incorporation or Bylaws, or the articles of organization, bylaws or similar documents of any of the Company's Subsidiaries as in effect at the date of the Merger Agreement with respect to matters occurring prior to the Effective Time will survive the Merger and continue in full force and effect for a period of not less than the statutes of limitations applicable to such matters. Parent agrees to cause the surviving corporation to comply fully with these obligations and may not amend, repeal or otherwise modify the Certificate of Incorporation and By Laws of the surviving corporation for six years after the Effective Time in any manner that would adversely affect the rights of individuals who as of the date of the Merger Agreement were directors, officers, employees or agents of the Company or otherwise entitled to indemnification under the Certificate of Incorporation or By Laws or indemnification agreements (the "Indemnified Parties").

     Parent, Purchaser and the Company agree that the Company will, to the fullest extent permitted by the NJBCA and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and after the Effective Time, Purchaser will cause the surviving corporation, to the fullest extent permitted by the NJBCA, to indemnify, defend and hold harmless, each Indemnified Party against all reasonable costs, disbursements and attorneys' fees, and any and all amounts in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered by such Indemnified Party in connection with any civil, criminal or arbitrative suit, action, proceeding or investigation, and in the event of any such suit, action, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the surviving corporation, as applicable, will pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel must be reasonably satisfactory to the Company or the surviving corporation or (ii) the Company and the surviving corporation will cooperate in the defense of any such matter. However, neither the Company nor the surviving corporation will (i) be liable for any settlement effected without its written consent (which consent may not be unreasonably withheld) and (ii) be obliged under these subparagraphs to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

     The Merger Agreement further provides that the surviving corporation will cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time (but only in respect thereof), policies of directors' and officers' liability insurance covering the persons covered by the Company's existing directors' and officers' liability insurance policies (at the date of the Merger Agreement) and providing comparable coverage to such existing policies. However, the surviving corporation will not be required to pay an annual premium in excess of 200 percent of the aggregate annual amounts paid by the Company at the date of the Merger Agreement to maintain the existing policies; and provided further that, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200 percent of such amount, the surviving corporation will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200 percent of such amount.

     The indemnification and directors' and officers' insurance covenants described above will survive the consummation of the Merger and are intended to benefit, and will be enforceable by, any Person or entity entitled to be indemnified hereunder (whether or not parties to the Merger Agreement).

     Employee Benefit Arrangements. Parent has agreed pursuant to the Merger Agreement to cause the change-in-control and employment agreements with the executive officers of the Company to be honored in accordance with their terms and has agreed to assume the obligations of the Company and its Subsidiaries thereunder.

     In addition, the Merger Agreement provides that, for at least two years from and after the Effective Time, Parent will provide or cause to be provided to the individuals who, immediately prior to the Effective Time, are employed by the Company or any Subsidiary ("Company Employees") compensation opportunities (consisting of base pay, commissions, bonus opportunities) and employee benefits that are comparable, in the aggregate, to the compensation and the benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities) provided under the Employee Plans by the

Company and its Subsidiaries to Company Employees immediately prior to the Effective Time in the ordinary course of business and not in contemplation of the transactions contemplated by the Merger Agreement. The Parent, the Surviving Entity or its Subsidiaries may, however, terminate the employment of any Company Employee following the Effective Time as long as any such terminated employee receives severance and other termination benefits in connection with such termination in an amount which is at least equal to the severance and other termination benefits which would have been provided to such employee if his or her employment had been terminated for the same reason immediately prior to the Effective Time.

     The Merger Agreement also provides that each Company Employee will be given full credit for all service with the Company and its Subsidiaries and their respective predecessors under any plans or arrangements providing vacation, sick pay, severance, retirement, pension or retiree welfare benefits maintained by Parent or the surviving corporation or any of their affiliates in which such Company Employees participate for all purposes that such service was recognized under any similar Employee Plan or other plan or arrangement in effect immediately prior to the Effective Time (other than for benefit accrual purposes). However, any benefit provided under such plans and arrangements maintained by Parent or the surviving corporation or any of their affiliates in respect of any period of service prior to the Effective Time may be reduced in amount by the benefit accrued by such Company Employee under any similar Employee Plan in respect of the same period of service.

     Industrial Site Recovery Act Compliance. The Company has agreed to apply for or seek to obtain prior to the Effective Time certain exemptions, waivers and agreements in connection with the New Jersey Industrial Site Recovery Act for certain properties owned or leased by the Company in New Jersey.

     Conditions to the Consummation of the Merger. Pursuant to the Merger Agreement, the respective obligations of Parent, Purchaser and the Company to consummate the Merger are subject to the satisfaction or waiver, where permissible, before the Effective Time of the following conditions: (i) Purchaser shall have purchased Shares pursuant to the Offer, provided that this condition will be deemed to be satisfied if Purchaser fails to accept for payment or pay for Shares validly tendered and not withdrawn pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement; (ii) if required by applicable law, the Merger Agreement shall have been approved and adopted by the required vote of the shareholders of the Company in accordance with the NJBCA; (iii) there is not any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents or makes unlawful the consummation of the Merger, and there is not in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger, provided that each party agrees to use its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered (but in no event will Parent or Purchaser be obligated to accept an Unduly Burdensome Condition or any Unduly Burdensome Commitment, as described in Section 14 below), (iv) the HSR/EC Condition shall be satisfied, and (v) if the Company has not sought and obtained a letter of ISRA nonapplicability or deferral for any facility or place of business in New Jersey owned or operated by the Company (a "Site"), approval of a remediation agreement covering such Site must have been obtained from the NJDEP in the customary form.

     Termination. The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by the shareholders of the Company:

          (a) by the mutual written consent of the Parent, Purchaser and the Company;

          (b) by either the Company (by action of the Continuing Directors only following the purchase of shares of Company Common Stock pursuant to the Offer) or Parent:

             (i) if any court or Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to lift) restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

             (ii) if (x) the Offer shall have expired without any Shares being purchased therein or (y) Parent or Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by June 30, 2001, provided that the right to terminate the Merger Agreement under clause
        (ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Purchaser to purchase the Shares pursuant to the Offer on or prior to such date;

          (c) by the Company:

             (i) if Parent and/or Purchaser fails to commence the Offer as provided in the Merger Agreement; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to (A) cause a Material Adverse Effect on the Company or (B) prevent or materially hinder or delay the purchase of the Shares pursuant to the Offer or the Merger;

             (ii) in connection with entering into a definitive agreement with respect to a Superior Proposal as permitted by the Merger Agreement, provided (A) that the relevant Acquisition Proposal is a Superior Proposal, (B) that the Company has complied with all relevant provisions of the Merger Agreement, and (C) that the Company makes simultaneous payment of the Termination Fee (as defined below) and Parent Expenses (as defined below); or

             (iii) if Parent or Purchaser shall have made a material misrepresentation or have breached in any material respect any of their respective representations, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or Purchaser, as applicable;

          (d) by Parent:

             (i) if due to an occurrence, not resulting from a breach by Parent or Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer contained in Section 13 below, Parent or Purchaser shall have failed to commence the Offer on or prior to ten Business Days following the date of the initial public announcement of the Offer;

             (ii) if prior to the purchase of the Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of a condition set forth in subparagraph (d) or
        (e) of Section 13 below and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

             (iii) if, whether or not permitted to do so, (A) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or (B) the Company shall have entered into any agreement with respect to any Acquisition Proposal, including a Superior Proposal entered into in accordance with the Merger Agreement.

     Effect of Termination. In the event that the Merger Agreement is terminated in accordance with its terms and the Merger is abandoned, the Merger Agreement will become void and have no effect, without any liability on the part of any party, other than the provisions relating to confidentiality and the payment of certain fees and expenses, including the Termination Fee, which shall survive any such termination; provided that no party would be relieved from liability to the extent that any such termination results from the willful and material breach by a party of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

     Fees and Expenses. Except as provided below, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

     In the event that the Merger Agreement is terminated pursuant to (1) subparagraph (d)(iii) under "Termination" above at any time after an Acquisition Proposal has been made to the Company or its shareholders or (2) by the Company pursuant to subparagraph (c)(ii) under "Termination" above, then the Company shall promptly pay Parent a termination fee of $25 million (the "Termination Fee"). In addition, the Company shall promptly reimburse Parent, or cause Parent to be reimbursed, for all documented reasonable out-of-pocket expenses incurred by Parent and its affiliates in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, up to a maximum amount of $5 million ("Parent Expenses"), regardless of when those expenses are incurred.

     Amendment. The Merger Agreement may be amended by the Company, Parent and Purchaser at any time before or after any required approval of the Merger Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment may be made that by law requires further approval by such shareholders without the further approval of such shareholders. Any amendment to the Merger Agreement must be in writing.

  The Voting and Tender Agreement.

     Tender of Shares. In connection with the execution of the Merger Agreement, Parent and Purchaser have entered into the Voting and Tender Agreement with the shareholders of the Company listed in Schedule I thereto (the "Company Shareholders"). The Company Shareholders are holders of Class A Stock who beneficially own, in the aggregate, 7,530,269, or approximately 52%, of the issued and outstanding shares of Class A Stock, and representatives under the Leonard Block Family Shareholders' Agreement, dated as of April 18, 1991, as amended, and the Voting Trust Agreement, dated as of January 11, 1990, as amended, who represent holders beneficially owning, in the aggregate, 8,671,372, or 100%, of the issued and outstanding shares of Class B Stock. Pursuant to the Voting and Tender Agreement, upon the terms and conditions set forth therein, each Company Shareholder has agreed to promptly (but in no event later than 10 business days) following the commencement of the Offer tender (or cause to be tendered), pursuant to and in accordance with the terms of the Offer, all Shares over which such Company Shareholder has voting control.

     Voting of Shares. Each Company Shareholder has agreed, during the period commencing on the date of the Voting and Tender Agreement and continuing until the earlier of (i) the Effective Time and (ii) the termination of the Voting and Tender Agreement in accordance with its terms, at any meeting of the holders of Shares or in connection with any written consent of the holders of Shares, to vote (x) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the approval of the terms thereof, and each of the other transactions and actions contemplated by the Merger Agreement (and the matters related to the consummation thereof), and the Voting and Tender Agreement and any actions required in furtherance of the Merger Agreement of the Voting and Tender Agreement; (y) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Voting and Tender Agreement or that would reasonably be expected to result in any of the conditions to the obligations of the Company under the Merger Agreement not being fulfilled; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its Subsidiaries; (C) any change in a majority of the Persons who constitute the board of directors of the Company; (D) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (E) any other material change in the Company's corporate structure or business; or (F) any other action involving the Company or its

Subsidiaries which is intended, or could reasonably be expected, to impede, interfere with or delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Merger Agreement and the Voting and Tender Agreement or materially adversely affect the contemplated economic benefits to Parent of the transactions contemplated by the Merger Agreement or the Voting and Tender Agreement.

     Restrictions on Transfer. Each Company Shareholder has agreed that, through the Expiration Date, such Company Shareholder will not sell, give, transfer, pledge, assign, encumber, grant a security interest in, or otherwise dispose of (a "Transfer") any of the Shares over which it has voting control unless each Person to which any of such Shares, or any interest in any of such Shares, is or may be Transferred shall have (i) executed a counterpart of the Voting and Tender Agreement and (ii) agree to hold such Shares (or interest in such Shares) subject to all of the terms and provisions of the Voting and Tender Agreement. Each Company Shareholder also has agreed to not enter into any contract, option or other arrangement with respect to a Transfer of any of such Shares or of any voting certificates such Shareholder may hold in connection with the Family Agreements (as defined below), or instruct or permit the trustees under the Family Agreements to Transfer or enter into any contract, option or other arrangement with respect to the Transfer of such Shares, unless as a condition of such Transfer the transferee agrees in writing to be bound by the terms and conditions of the Voting and Tender Agreement. In addition, each Company Shareholder has agreed to ensure that, through the Expiration Date, none of the Shares over which such Company Shareholder has voting control are deposited into a voting trust, and no proxy, power-of-attorney or other authorization is granted, and no voting agreement or similar agreement is entered into, with respect to any such Shares. As used herein, the term "Family Agreements" means the Stockholder's Agreement, dated as of October 31, 1985, as amended, among the Company Shareholders and the other Persons named therein, the Leonard Block Family Shareholder's Agreement, dated as of April 18, 1991, as amended, among the Company Shareholders named therein, and the Voting Trust Agreement, dated as of January 11, 1990, as amended, among the Company Shareholders named therein.

     Representations and Warranties. The Voting and Tender Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Company Shareholders as to ownership of Shares and power and authority to enter into the Voting and Tender Agreement.

     Termination. The Voting and Tender Agreement will terminate in the event the Merger Agreement is terminated in accordance with its terms or, in the event the Merger is consummated, upon the Effective Time; provided, however,that in the event the Merger Agreement is terminated pursuant to subparagraph (c)(ii) or subparagraph (d)(iii) in " -- The Merger Agreement--Termination" above, the Voting Agreement will not terminate until the earlier of (i) June 30, 2001 and
(ii) the date on which the Offer is terminated or withdrawn by Parent or Purchaser.

  The Confidentiality Agreement.

     On July 7, 2000, Parent and the Company entered into a Confidentiality Agreement (the "Confidentiality Agreement") providing, among other things, that, subject to the terms of the Confidentiality Agreement, Parent will keep confidential certain non-public or proprietary information provided by the Company.

12. SOURCE AND AMOUNT OF FUNDS

     The Offer is not conditioned upon any financing arrangements.

     Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares that Parent or its affiliates do not own pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $1.267 billion. Purchaser will obtain such funds from Parent. Parent currently anticipates to obtain such funds through a combination of cash on hand and other internally generated funds.

13. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, amend or terminate the Offer, if (i) there shall not be validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, together with any Shares beneficially owned by Parent or any of their respective affiliates, will at least satisfy the Minimum Tender Condition, (ii) the HSR/EC Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the Expiration Date, any of the following events shall have occurred and be continuing:

          (a) there shall have been instituted or be pending any action, suit or proceeding by or on behalf of any Governmental Entity that has a reasonable likelihood of success (i) challenging or seeking or make illegal, materially delay or otherwise, directly or indirectly prohibit the making of the Offer, the acceptance for payment of any Shares by Parent or Purchaser, or the consummation of the Merger or (ii) seeking to require divestiture by Parent or Purchaser of any Shares; or

          (b) there has been any statute, rule, regulation, injunction, order or decree, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity that results in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above; or

          (c) the Merger Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives the Parent or Purchaser the right to terminate the Merger Agreement or not consummate the Merger; or

          (d) (i) any representation or warranty of the Company contained in the Merger Agreement (disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification), shall not be true in any respect that, individually or in the aggregate (when taken together with all other representations and warranties that are not true and correct), has had or would reasonably be likely to have a Material Adverse Effect on the Company, as of the date of determination, as if made at and as of such time (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case such representation or warranty shall not be true and correct as of such date), provided that such breaches are incapable of being cured or have not been cured prior to the Expiration Date; or

          (e) the Company shall have failed to perform or comply with, any of its obligations, covenants or agreements contained in the Merger Agreement, and such failure, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, provided that such failures to perform are incapable of being cured or have not been cured prior to the Expiration Date; or

          (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index),
     (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (v) in the case of any of the foregoing existing at the time of the execution of the Agreement, a material acceleration or worsening thereof; or

          (g) the Board of Directors of the Company or any committee thereof,
     (i) shall have withdrawn or modified in a manner adverse to Parent or Purchaser (including by amendment of the

     Schedule 14D-9) its approval or recommendation of the Offer, the Merger or the Agreement or (ii) shall have resolved to do any of the foregoing;

          (h) the Company or any of its Subsidiaries (or the Board of Directors, or any committee thereof) shall have approved, recommended, authorized, or proposed any Acquisition Proposal, or has resolved to do any of the foregoing; or

          (i) there shall have occurred and be continuing any event occurrence, development or state of circumstances that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect provided that such Material Adverse Effect is incapable of being cured or has not been cured prior to the Expiration Date, which, in the good faith judgment of Parent or Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, and provided that Purchaser and Parent have performed all of their respective obligations under Section 6.06 of the Merger Agreement, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

     The foregoing conditions (x) are for the sole benefit of Parent and Purchaser and, (y) may be asserted by Parent and Purchaser, and except for the Minimum Tender Condition, subject to the terms of the Merger Agreement, may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Purchaser. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser to terminate the Offer will be final and binding on all parties, but shall not affect any rights of any party under the Merger Agreement. Notwithstanding the fact that the Parent and Purchaser reserve the right to assert the failure of a condition following acceptance for payment but prior to payment in order to delay payment or cancel their obligation to pay for properly tendered Shares , the Parent and Purchaser will either promptly pay for such Shares or promptly return such Shares. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering shareholders.

14. CERTAIN LEGAL MATTERS

     General. Except as otherwise disclosed herein, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

     Antitrust Compliance. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares under the Offer may be consummated following the expiration or earlier termination of a 15-calendar-day waiting period following the filing by Parent of a Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") or the U.S. Federal Trade Commission (the "FTC"). Parent expects to make its filing with the Antitrust Division and the FTC on or about October 20, 2000, and the waiting period is expected to terminate within 15 calendar days thereafter. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, at the sole discretion of Parent, be extended to a date no later than June 30, 2001, and, in any event, the purchase of and any payment for Shares will be deferred until the Expiration Date. Unless the Offer is extended, any extension of the waiting period may not give rise to any additional withdrawal rights. See Section 4.

     In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its Subsidiaries, or of the Company or its Subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. If any such action by the FTC, the Antitrust Division or any other person should be threatened or commenced, Purchaser believes that consummation of the Offer would not violate any antitrust laws; there can be no assurance, however, that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be.

     Under the provisions of the EC Merger Regulation applicable to the Offer, the purchase of Shares under the Offer may only be consummated following the European Commission taking a decision:

     - after its one-month Phase I investigation, under Article 6(1)(b) of the EC Merger Regulation clearing the Merger or being deemed to have done so under Article 10(6);

     - after its four-month in-depth Phase II investigation under Article 8(2) of the EC Merger Regulation declaring the Merger compatible with the common market if the Commission has initiated proceedings pursuant to
       Article 6(1)(c) or being deemed to have taken a decision clearing the transaction under Article 10(6).

     Parent expects to make its filing with the European Commission on or about November 3, 2000 and where the European Commission does not identify substantive issues of concern in relation to the proposed transaction, the initial one-month Phase I investigation would expire one month later. If the European Commission identifies substantive issues which can be remedied by proposing divestitures or other appropriate remedies during the initial one-month investigatory period, this period will be extended to six weeks. If the Commission is not satisfied that Parent has remedied its substantive concerns, it can initiate a four-month in-depth Phase II investigation.

     Parent and Purchaser may be required to file notice of, and receive approvals with respect to, the Offer and the Merger in jurisdictions other than the United States and the European Commission. Parent and Purchaser are in the process of determining which jurisdictions will require such filings to be made.

     Although the parties to the Merger Agreement are required to use their best efforts to obtain all necessary consents and approvals for the Offer and the Merger and to take all necessary steps to avoid any action or proceeding by any Governmental Entity, Parent and Purchaser are not obligated to (i) agree to any conditions or to submit to any commitments to any Governmental Entity or (ii) divest or to submit to commitments to any Governmental Entity involving the making of divestitures that, in the case of clauses (i) and (ii), would, individually or in the aggregate, if offered or complied with, be reasonably likely to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent (an "Unduly Burdensome Condition" or an "Unduly Burdensome Commitment".) However, any conditions or requirements for divestitures or any commitments submitted to any Governmental Entity, including commitments to make divestitures that would, individually or in the aggregate, had the same been in effect or have been completed by, or complied with from and after the beginning of the most recently concluded fiscal year of the Company or Parent, as the case may be, reasonably be expected to have resulted in a reduction of $30 million or more (at currency rates used by the Company in preparing its financial statements for the fiscal year ended March 31, 2000) in net sales of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, in each case for the most recently concluded fiscal year of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as the case may be, from the net sales of the Company and its consolidated Subsidiaries, or the parent and its consolidated Subsidiaries, as the case may be, as reported in the financial statements of the Company and its consolidated Subsidiaries, or the Parent and its Subsidiaries, as the case may be, would constitute an Unduly Burdensome Condition or an Unduly Burdensome Commitment. In addition, any conditions or requirements for divestitures that would, for or by the Company, the Parent and their respective Subsidiaries in the aggregate, had the same been in effect or have been completed by, or complied with from and after the beginning of the most recently concluded fiscal year of the Company or the Parent, as the case may be, reasonably be expected to have resulted in a reduction of less than $30 million (at currency rates used by the Company in preparing its financial statements for the fiscal year ended March 31, 2000) in net sales of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, in each case for the most recently concluded fiscal year of the Company and its consolidated Subsidiaries or the Parent and its consolidated Subsidiaries, as the case may be, from the net sales of the Company and its consolidated Subsidiaries, or the Parent and its consolidated Subsidiaries, as the case may be, as reported in the financial statements of the Company and its consolidated Subsidiaries, or the Parent and its Subsidiaries, as the case may be, would not constitute an Unduly Burdensome Condition or any Unduly Burdensome Commitment.

     State Take-over Laws. A number of states (including New Jersey where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, such laws may conflict with federal law and constitute an unconstitutional burden on interstate commerce.

     The Company is incorporated under the laws of the State of New Jersey, maintains its principal executive offices in New Jersey and has significant business operations in New Jersey. In general, Section 14A:10A-4 of the NJBCA prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a New Jersey corporation for a period of five years following the date such person becomes in interested stockholder unless prior to such date the board of directors of the corporation approved the business combination. Neither Parent nor Purchaser is an interested stockholder and the Company's board of directors (with one director absent) has approved both the Offer and the Merger. Accordingly,
Section 14A:10A-4 is inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer or the Merger, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13.

     Appraisal Rights. No statutory appraisal rights are available in connection with the Offer or the Merger.

     "Going Private" Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

15. FEES AND EXPENSES

     Lehman Brothers is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the acquisition of the Company. Parent has agreed to pay Lehman Brothers reasonable and customary compensation for such services. Parent has also agreed to reimburse Lehman Brothers for all reasonable out-of-pocket expenses incurred by Lehman Brothers, including the reasonable fees and disbursements of legal counsel, subject to a maximum amount, and to indemnify Lehman Brothers against certain liabilities and expenses in connection with its engagement including certain liabilities under the federal securities laws. Lehman Brothers has rendered various investment banking services and other advisory services to Parent and its affiliates in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Lehman Brothers and its affiliates are engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of their trading and brokerage activities, Lehman Brothers and its affiliates may hold positions, for their own account or the account of customers, in equity, debt or other securities of Parent or the Company.

     Purchaser has retained HSBC Bank USA as Depositary and Morrow & Co., Inc. as Information Agent in connection with the Offer. HSBC Bank USA and Morrow & Co. will receive customary compensation and reimbursement for reasonable out-of-pocket expenses, as well as indemnification against certain liabilities in connection with the Offer, including liabilities under applicable securities laws.

     Sir Peter Walters, non-executive Chairman of Parent, currently is Deputy Chairman of HSBC Holdings plc, the ultimate parent company of the Depositary.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

16. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Purchaser is making two separate offers under this Offer to Purchase and the accompanying Letter of Transmittal. One offer is for all outstanding shares of Class A Stock, and the other offer is for all outstanding shares of Class B Stock. Since the Class A Stock is registered under the Exchange Act, Purchaser's offer for all outstanding shares of Class A Stock is subject to Section 14(d)(1) of the Exchange Act which requires Parent and Purchaser, among other things, to file a Schedule TO with the Commission pursuant to Rule 14d-3 under the Exchange Act. Purchaser and Parent have filed with the Commission the Schedule TO (including exhibits) pursuant to Rule 14d-3, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8 with respect to information concerning the Company. Since the Class B Stock is not registered under the Exchange Act, Purchaser's offer for all outstanding shares of Class B Stock is not subject to the requirements of Section 14(d)(1) of the Exchange Act and therefore Purchaser is not required to file a Schedule TO with the Commission with respect thereto.

     During the last five years, neither Purchaser nor Parent nor, to the best of their knowledge, any of the persons listed in Schedule A has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

     No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          SB ACQUISITION CORP.

                                                                      SCHEDULE A

  INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE
                        OFFICERS OF PARENT AND PURCHASER

     (1) Set forth below are the name, current business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the business address of each such person is New Horizons Court, Brentford, Middlesex TW8 9EP, England. Unless otherwise indicted, each such person is a citizen of the United Kingdom and has held his or her present position as set forth below for the past five years. Directors of Parent are indicated by an asterisk.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                   ------------------------------------------------------------
Dr. Jean-Pierre Garnier*.............  Dr. Garnier has been Chief Executive Officer of Parent since
                                       April 2000. From 1995 until April 2000, Dr. Garnier served as Chief Operating Officer. Dr. Garnier is also a
                                       non-executive Director of United Technologies Corporation
                                       and the Eisenhower Exchange Fellowships. Dr. Garnier is a
                                       citizen of both France and the United States.
Dr. Tadataka Yamada*.................  Dr. Yamada has been Chairman, Research and Development,
                                       Pharmaceuticals of Parent since February 1999. From 1996
                                       until February 1999, Dr. Yamada was President, Healthcare
                                       Services. Prior thereto, he was Professor, Department of
                                       Internal Medicine and Physician-in-Chief at the University
                                       of Michigan Medical Center, and from 1994 until 1996, a
                                       non-executive Director of Parent. Dr. Yamada also currently serves as a non-executive Director of diaDexus Inc. Dr.
                                       Yamada is a citizen of the United States.
Andrew R.J. Bonfield*................  Mr. Bonfield has been Chief Financial Officer of Parent since January 1999. From 1997 to 1998, Mr. Bonfield served as Deputy Finance Director, and as Corporate Controller from
                                       1995 to 1997.
Sir Peter Walters*...................  Sir Peter has served as non-executive Chairman of Parent since 1994. Sir Peter is also Deputy Chairman of HSBC
                                       Holdings plc, Chairman of the Institute of Economic Affairs
                                       and Director of Saatchi and Saatchi plc.
Paul A. Allaire*.....................  Mr. Allaire is Chairman and Chief Executive Officer of Xerox
                                       Corporation. Mr. Allaire is also a non-executive Director of
                                       JP Morgan & Co., Lucent Technologies Inc., Sara Lee
                                       Corporation and priceline.com Inc. Mr. Allaire's business
                                       address is Xerox Corporation, P.O. Box 1600, Stamford,
                                       Connecticut 06904. He is a citizen of the United States.
Sir Christopher Hogg*................  Sir Christopher is a non-executive Chairman of Reuters Group
                                       PLC and Allied Domecq PLC. He is also Chairman of the Royal
                                       National Theatre. Sir Christopher's business address is
                                       Reuters Group plc, 85 Fleet Street, London EC4P 4AJ,
                                       England.
Baroness Gloria Hooper*..............  Baroness Hooper is Deputy Speaker of the House of Lords. She
                                       is also a non-executive Director of Morgan Grenfell Latin
                                       American Companies Trust plc, The Tablet Publishing Company
                                       Limited, and Winterthur Life UK Limited. Baroness Hooper's
                                       business address is House of Lords, Westminster, London SW1,
                                       England.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                   ------------------------------------------------------------
Donald F. McHenry*...................  Mr. McHenry is President of the IRC Group LLC, a New York
                                       City and Washington, D.C. consulting firm, and Distinguished
                                       Professor in the Practice of Diplomacy at the School of
                                       Foreign Service at Georgetown University since. Mr.
                                       McHenry's non-executive Directorships include the Coca-Cola
                                       Company, BankBoston and AT&T Co. His business address is IRC
                                       Group LLC, 1320 19th Street, NW, Suite 410, Washington DC
                                       20036. He is a citizen of the United States.
Sir Ian Prosser*.....................  Sir Ian is Chairman and Chief Executive of Bass PLC. He is
                                       also a non-executive Deputy Chairman of BP Amoco plc and a member of the World Travel & Tourism Council and the CBI
                                       President's Committee. Sir Ian's business address is Bass
                                       PLC, 20 North Audley Street, London W1Y 1WE England.
Dr. Lucy Shapiro*....................  Dr. Shapiro is a professor in the Department of
                                       Developmental Biology and Director of the Beckman Centre at
                                       the Stanford University School of Medicine. Dr. Shapiro's
                                       business address is Beckman Centre, B3000, Stanford
                                       University School of Medicine, Stanford, California 94305.
                                       She is a citizen of the United States.
John A. Young*.......................  Mr. Young has been a self-employed investor since October
                                       1992. He also holds non-executive directorships with Chevron
                                       Corporation, Wells Fargo & Co., Lucent Technologies Inc. and
                                       Affymetrix Inc., and serves as Vice-Chairman of Novell, Inc.
                                       His business address is 26 Arastradero Road, Portolo Valley,
                                       California 94028. He is a citizen of the United States.
James R. Beery.......................  Mr. Beery has been General Counsel and Corporate Secretary of Parent since January 1994. Mr. Beery is a citizen of both the United States and the United Kingdom.

                              SB ACQUISITION CORP.

     (2) Set forth below are the name, current business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of the directors and executive officers of Purchaser. The business address of Mr. Ziegler, Ms. Sohn, Mr. Vojir and Mr. Parman is One Franklin Plaza, 200 North 16th Street, Philadelphia PA 19102. The business address of Mr. Scheske, Mr. Edwards and Mr. De Rise is 100 Beecham Drive, Pittsburgh, PA 15205. Unless otherwise indicated, each such person is a citizen of the United States and has held his or her present position as set forth below since or subsequent to Purchaser's incorporation. Directors of Purchaser are indicated by an asterisk.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                   ------------------------------------------------------------
John B. Ziegler*.....................  Mr. Ziegler has been Chairman of Purchaser since October
                                       2000. He also has served as President, Worldwide Consumer
                                       Healthcare of Parent since 1998. From 1996 to 1998, Mr.
                                       Ziegler served as Executive Vice President of Parent, and
                                       from 1991 to 1996 he served as President, Consumer
                                       Healthcare -- North America of Parent.

                                               PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME                                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----                                   ------------------------------------------------------------
Manfred Scheske......................  Mr. Scheske has been President of Purchaser since October
                                       2000. He also has served as President, Consumer
                                       Healthcare -- North America of Parent since August 1998.
                                       From July 1998 to August 1998, he served as President,
                                       Consumer Healthcare -- United States of Parent, and from
                                       1993 to 1998 he served as Vice President and General
                                       Manager, Consumer Healthcare -- Germany, Austria and
                                       Switzerland of Parent. He is a citizen of Germany.
Catherine Sohn*......................  Ms. Sohn has been Vice President of Purchaser since October
                                       2000. She also has served as Vice President and Director,
                                       Worldwide Business Development -- Consumer Healthcare of
                                       Parent since 1998. From 1994 to 1998, Ms. Sohn served as
                                       Vice President and Director, Diabetes and Pulmonary
                                       Products, Pharmaceuticals -- North America of Parent.
Colin D. Edwards.....................  Mr. Edwards has been Vice President of Purchaser since
                                       October 2000. He also has served as Vice President and
                                       Director, Finance and Administration, Consumer
                                       Healthcare -- North America of Parent since 1998. From 1997 to 1998 he was Vice President and Director, Finance,
                                       Nutritional Healthcare of Parent and from 1995 to 1996 was
                                       Finance Director, Consumer Health -- United Kingdom of
                                       Parent. He is a citizen of the United Kingdom.
Norman J. Vojir......................  Mr. Vojir has been Treasurer of Purchaser since October
                                       2000. He also has served as Director, Economic Analysis and
                                       Transfer Pricing and Assistant Treasurer -- Americas of
                                       Parent since February 2000. From 1998 to 2000 he was
                                       Director, Entity Finance & Transfer Pricing -- North
                                       America, Japan and Mexico of Parent, and from 1997 to 1998 he was Director, Financial Reporting of Parent. From 1996 to
                                       1997 he served as Manager, Financial Reporting of Parent,
                                       and from 1991 to 1996 he served as Manager, Finance -- Latin
                                       America and Caribbean of Parent.
Raymond J. De Rise, Jr. .............  Mr. De Rise has served as Secretary of Purchaser since
                                       October 2000. He also has served as Vice President and
                                       Associate General Counsel of Parent since 1995. Mr. De Rise was Senior Counsel of Parent from 1992 to 1995.
Donald F. Parman.....................  Mr. Parman has served as Assistant Secretary of Purchaser since October 2000. He has also served as Vice President and
                                       Associate General Counsel of Parent since 1988.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each shareholder of the Company or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:

                        The Depositary for the Offer is:

                                 HSBC BANK USA

                           By Mail, Hand or Courier:
                                 HSBC Bank USA
                                Issuer Services
                             140 Broadway, Level A
                         New York, New York 10005-1180

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (212) 658-2292

                         Confirm Facsimile Transmission
                               By Telephone Only
                                 (800) 662-9844

                               OTHER INFORMATION:

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses or telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and all other tender offer materials may be obtained from the Information Agent and the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                           [MORROW & CO., INC. LOGO]
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                    Banks and Brokerage Firms, Please Call:
                                 (800) 662-5200

                    SHAREHOLDERS PLEASE CALL: (800) 566-9061

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                          Three World Financial Center
                                200 Vesey Street
                            New York, New York 10285

                 Call collect: (212) 526-3968 or (212) 526-5661